EXHIBIT 4.1
UNITED SECURITY BANCSHARES
2015 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1
GENERAL

1.Purpose. The purpose of the United Security Bancshares 2015 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of United Security Bancshares (the “Company”) by linking the personal interests of the members of the Board and Employees to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and Employees, upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Company intends that Awards granted under the Plan be exempt from or comply with Section 409A of the Code and the Plan shall be so construed.
2.Types of Awards Under the Plan. Awards may be made under the Plan in the form of Restricted Stock, Restricted Stock Units, or Options, including Incentive Stock Options.

ARTICLE 2
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1   “Affiliate” of a Person means any Person that controls, is controlled by, or is under common control with such Person. For purposes of the preceding sentence, control means (a) actual management control over; or (b) that the person owns, directly or beneficially, securities of the other Person possessing at least 50% of the total combined voting power of the securities of the other Person.
2.2 “Award” means an Option, a Restricted Stock award, or a Restricted Stock Unit granted under the Plan (collectively, “Awards”).
2.3    “Award Agreement” means any written notice, agreement, contract or other instrument or document evidencing an Award, which shall contain such terms and conditions with respect to an Award as the Committee shall determine consistent with the Plan. A sample form of Stock Option Agreement Award Agreement is attached as Exhibit A, a sample form of Restricted Share Award Agreement is attached as Exhibit B, and a sample form of Restricted Stock Unit Award Agreement is attached as Exhibit C; provided, however, the Committee retains the authority and discretion to adopt other forms of Award Agreements.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Change in Control” means (a) the sale or other disposition of all, or a Substantial Portion, of the Company’s assets; (b) a transaction whereby an Independent Third Party or a group of affiliated Independent Third Parties acquires direct or beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (c) a merger or consolidation of the Company with an entity other than an Affiliate, unless the direct or beneficial owners of the securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately before such merger or consolidation, continue immediately thereafter to own, directly or beneficially, securities of the Company (or securities of the successor or survivor corporation) possessing at least 50% of the total combined voting power of the securities of the Company (or the acquiring corporation). In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the Change in Control with respect to such

Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), to the extent required by Section 409A of the Code. The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the effective date of such Change in Control and any incidental matters relating thereto.

2.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.7    “Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1 of the Plan.
2.8    “Common Stock” means the common stock of the Company.

2.9    “Company” means United Security Bancshares or any successor corporation.

2.10    “Director” means a member of the Board, as constituted from time to time.

2. 11 “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Holder in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Holder.

2.12    “Effective Date” means the date the Plan is approved by the Board.

2.13    “Eligible Individual” means any person who is an Employee, or a Non-Employee Director, as determined by the Committee.

2.14    “Employee” means any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.
2.15    “Equity Restructuring” means (a) a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards; or (b) a merger or consolidation of the Company with an Affiliate.
2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.17    “Fair Market Value” means, as of any given date, the value of a share of Common Stock as determined by the Committee, in its discretion, subject to the following:
(a) If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(b) If the Common Stock is not listed on an established stock exchange or national market system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(c) If neither Sections 2.17(a) or (b) is applicable, then the Committee may determine fair market value in accordance with any reasonable valuation method selected by the Committee including those described in Treasury Regulations Section 20.2031-2.
2.18    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.19    “Holder” means a person who has been granted an Award.
2.20    “Incentive Stock Option” means an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.21    “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own, directly or beneficially, securities of the Company possessing in excess of fifteen percent (15%) of the combined voting power of the securities of the Company, who is not controlling, controlled by or under common control with any such Person and who is not the spouse, ancestor or descendant (by birth or adoption) of any such Person.
2.22 “Non-Employee Director” means a Director of the Company who is not an Employee.
2.23    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.
2.24    “Option” means a right to purchase shares of Common Stock at a specified exercise price, granted under Article 5. An Option shall be either a Nonstatutory Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors shall be Nonstatutory Stock Options.
2.25 “Permitted Devisee” means the transferee of any Award transferred by will or the laws of descent and distribution.
2.26 “Permitted Transferee” means the transferee of any Award transferred pursuant to the express written consent of the Committee under Section 9.3 of the Plan.
2.27 “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
2.28 “Plan” means this United Security Bancshares 2015 Equity Incentive Award Plan, as it may be amended or restated from time to time.
2.29    “Restricted Stock” means Common Stock granted under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.30 “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Holder pursuant to Article 8 of this Plan to receive shares of Common Stock on the date at which vesting conditions applicable to the Restricted Stock Unit are satisfied, determined in accordance with the provisions of Article 8 and the Holder’s Award Agreement.

2.31    “Securities Act” means the Securities Act of 1933, as amended, from time to time.

2.32    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain. This definition shall be interpreted in accordance with Treasury Regulation §1.409A-1(b)(5)(iii)(E).
2.33 “Substantial Portion” means property which represents more than 50% of the assets of the Company (and its Subsidiaries, if any, on a consolidated basis) as would be shown in the financial statements of the Company (consolidated with its Subsidiaries, if any) as of the beginning of the twelve-month period ending with the month in which such determination is made.
2.34 “Substitute Award” means an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and re-pricing of an Option.
2.35    “Termination of Service” means:
(a)    As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, removal, failure to be elected, expiration of a term where there is a term, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.
(b)    As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, expiration of a term where there is a term, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.
The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under such Code section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated if the Subsidiary employing or contracting with the Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3
SHARES SUBJECT TO THE PLAN

3.1    Number of Shares.
(a)    Subject to Section 3.1(b) and Section 11.2 of the Plan, the maximum number of shares of Common Stock that may be issued or paid out in connection with Awards of Restricted Stock, Awards of Restricted Stock Units, or upon exercise of all Stock Options granted under this Plan shall not exceed Seven Hundred Thousand (700,000) shares.

(b)    To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without the delivery of shares to the Holder, then any shares of Common Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Common Stock repurchased by the Company prior to vesting so that such shares are returned to the Company will again be available for Awards. To the extent permitted by applicable law or any stock exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to the Plan. Notwithstanding the provisions of this Subsection 3.1(b), no shares of Common Stock may again be optioned or granted if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
3.2    Stock Distributed.  Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan.

3.3 Award Limitations. Notwithstanding any provision of the Plan and subject to adjustment as provided in Section 11.2, the maximum aggregate number of shares of Common Stock with respect to one or more Awards that may be granted to any one person during a calendar year shall be One Hundred Thousand (100,000); provided, however, the maximum limitation shall be Fifty Thousand (50,000) shares of Common Stock in the case of Non-Employee Directors.

ARTICLE 4
GRANTING OF AWARDS

4.1    Participation.  The Committee may, from time to time, select from among all Eligible Individuals, those to whom an Award may be granted and the type and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2    Award Agreement.  Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3    Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan and any Award granted pursuant to the Plan to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted pursuant to the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.4    At-Will Employment.  Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director for, the Company or any Subsidiary, or interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.
4.5    Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
ARTICLE 5
GRANTING OF OPTIONS

5.1    Granting of Options to Eligible Individuals.  The Committee shall recommend to the Board the grant of Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
5.2    Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof (as defined in Section 424(e) of the Code), exceeds $100,000, the Options shall be treated as Nonstatutory Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.
5.3    Option Exercise Price.  The exercise price per share of Common Stock subject to each Option shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code), unless otherwise determined by the Committee. In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
5.4    Option Term.  The term of each Option shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.
5.5    Option Vesting.
(a)    The Committee shall determine the time period during which each Option shall vest. Such vesting may be based on any criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.
(b)    No portion of an Option that is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.

5.6    Substitute Awards.  Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, if such Option is granted pursuant to an assumption or substitution for another Option in a manner that would qualify under Sections 409A and 424 of the Code.

5.7 Prohibition Regarding Option Re-pricing. Except as provided in Section 11.2 and notwithstanding any other provision of this Plan, absent shareholder approval neither the Board nor the Committee shall have the right or authority following the grant of any Option pursuant to this Plan to amend or modify the exercise price of any such Option, or to cancel the Option at a time when the exercise price is greater than the Fair Market Value of the Common Stock in exchange for another Option or Award.

ARTICLE 6
EXERCISE OF OPTIONS
6.1    Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
6.2    Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable:
(a) A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)   Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)   In the event that the Option shall be exercised by a Permitted Devisee or a Permitted Transferee, appropriate proof of the right of such person or persons to exercise the Option;
(d)   Full payment of the exercise price and applicable withholding taxes to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 8.1 and Section 8.2 of the Plan; and
(e) A written notice complying with the applicable rules established by the Committee stating that the Holder or other person then entitled to exercise the Option agrees to be bound by (i) any stockholders’ agreement then in effect among the Company and its stockholders or among the Company’s stockholders, if and as designated by the Committee; and (ii) any lock-up agreement requested in connection with a public offering of Common Stock, if and as designated by the Committee.

6.3    Notification Regarding Disposition.  The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date such Option is granted (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) to such Holder; or (b) one year after the issuance or transfer of such shares to such Holder.

ARTICLE 7
AWARD OF RESTRICTED STOCK

7.1    Award of Restricted Stock.
(a)    The Committee is authorized to recommend to the Board the grant of Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)    The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, if any, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
7.2    Rights as Stockholders.  Subject to Section 7.4 of the Plan, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Committee, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.3 of the Plan.
7.3    Restrictions.  All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions under the Plan are terminated or expire.
7.4    Repurchase or Forfeiture of Restricted Stock.  If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Award Agreement. The Committee, in its sole discretion, may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.
7.5    Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse. After the satisfaction and/or lapse of the terms, conditions and restrictions established by the Committee in respect of an Award of Restricted Stock, a certificate for the number of shares of Common Stock which are no longer subject to such terms, conditions and restrictions shall, as soon as practicable thereafter, be delivered by the Company to the Holder.

7.6    Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 8
AWARD OF RESTRICTED STOCK UNITS

8.1    Award of Restricted Stock Units.
(a)    The Committee is authorized to recommend to the Board the grant of Restricted Stock Units to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock Units, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock Units as it deems appropriate.
(b) Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following additional terms and conditions.

8.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition to receiving a Restricted Stock Unit Award.

8.3 Voting Rights, Dividend Equivalent Rights and Distributions. Holders of Restricted Stock Unit Awards shall have no voting rights with respect to shares of Common Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Holder shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to date on which the Restricted Stock Units held by such Holder are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Holder with additional whole Restricted Stock Units as of the date of payment of such cash dividends on the Common Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Holder by (b) the Fair Market Value per share of the Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company, as described in Section 11.2, appropriate adjustments shall be made in the Holder’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Holder would entitled by reason of the shares of Common Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

8.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Holder’s Service terminates for any reason, whether voluntary or involuntary (including the Holder’s death or disability), then the Holder shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to vesting as of the date of the Holder’s Termination of Service.

8.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Holder on the earlier of the date on which Restricted Stock Units subject to the Holder’s Restricted Stock Unit Award satisfy applicable vesting conditions or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Common Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 8.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes.

8.6 Non-transferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Common Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Holder or the Holder’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Holder hereunder shall be exercisable during his or her lifetime only by such Holder or the Holder’s guardian or legal representative.

ARTICLE 9
ADDITIONAL TERMS OF AWARDS

9.1    Payment.  The Committee shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made. Such methods may include any of the following: (a) payment by cash or check; (b) surrender of shares of Common Stock; and (c) execution of a cashless exercise agreement acceptable to the Committee. The Committee shall also determine the methods by which shares of Common Stock shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
9.2    Tax Withholding.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Committee may in its sole discretion and in satisfaction of the foregoing requirement withhold, or allow a Holder to elect to have the Company withhold, shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). Unless determined otherwise by the Committee, the number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Committee shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option exercise involving the sale of shares to pay the Option exercise price or any tax withholding obligation.
9.3    Transferability of Awards.
(a)    With the exception of transfers by will or the laws of descent and distribution, no Award under the Plan may be sold, pledged, alienated, hypothecated, encumbered, assigned or transferred in any manner without the express written consent of the Committee, whether voluntary or involuntary, by operation of law, or pursuant to a judgment or order of any court or other governmental agency. Consent to the transfer of an Award shall be made in the Committee’s sole discretion and the Committee may require that the Holder and the Permitted Transferee make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable.
(b) Any Award transferred to a Permitted Devisee or a Permitted Transferee shall continue to be subject to all of the terms and conditions of the Award as applicable to the original Holder.
(c)    Notwithstanding Subsection 9.3(a) of the Plan, a Holder may, in the manner approved by the Committee, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Holder is married or a domestic partner in a domestic partnership qualified under applicable law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided, however, that the change or revocation must be filed with the Committee prior to the Holder’s death.
9.4    Conditions to Issuance of Shares.
(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of any Award, unless and until the Board has determined that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any stock exchange on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)    All Common Stock certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted, or traded. The Board or Committee may direct that any stock certificate evidencing shares of Common Stock issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares of Common Stock pursuant to the Plan.

(c)    The Committee shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Committee.
(d)    No fractional shares of Common Stock shall be issued and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
(e)    Notwithstanding any other provision of the Plan, Common Stock issued pursuant to the Plan may be evidenced in such manner as the Committee shall determine.

ARTICLE 10
ADMINISTRATION

10.1    Appointment and Composition of Committee.  The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall be comprised of at least two (2) directors, all of whom shall be Non-Employee Directors who meet the requirements set forth in Rule 16b-3 under the Exchange Act, and shall administer the Plan (except as otherwise permitted herein). Any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership as provided in any charter of the Committee or Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing or any other provision of the Plan, (a) the Board, acting by a majority of its members in office, shall, upon the recommendation of the Committee, approve or disapprove the granting of each Award; and (b)  the Board may at any time and from time to time, in its sole discretion, exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule require the action of the Committee.
10.2    Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.10 of the Plan. Any such grant under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.
10.3    Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
10.4    Decisions Binding.  The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties; provided, however, that the Board, in its sole discretion, may overrule and/or reverse any interpretation, decision, or determination of the Committee except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule are required to be determined in the sole discretion of the Committee.
ARTICLE 11
CHANGE IN CONTROL AND MISCELLANEOUS PROVISIONS

11.1    Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 11.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Committee, no action of the Committee may, except as provided in Section 11.2 of the Plan, increase the maximum number of shares which may be issued under the Plan. Except as provided in Section 11.10 of the Plan, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted, unless the Award itself otherwise expressly so provides. No Awards may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.
11.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    Reorganization. Unless an Award Agreement provides for a specific treatment, upon adoption by the requisite holders of the outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company to another corporation, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to facilitate such transaction, prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any outstanding Award under the Plan, or to give effect to any change in applicable laws, regulations or principles, and any such action taken by the Committee may be taken with respect to one or more outstanding Awards or with respect to one or more categories of Awards (such as all unvested Options) in any combination, and may take effect prior to or concurrently with and conditioned upon the occurrence of such transaction, and such action may be take effect automatically or upon the request of any Holder:
(i)    To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights as of the date of the occurrence of the transaction; or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or substituted for by equivalent options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii) To provide that such Award shall be exercisable or payable or vested or unvested with respect to all shares covered thereby, on the same terms as if the transaction did not occur, notwithstanding anything to the contrary in the Plan; and
(iv)    To provide that such Award shall become fully vested and exercisable immediately prior to the consummation of such transaction.

At least thirty (30) days prior to the anticipated effective date of the transaction, the Committee shall provide written notice to each Holder of an Award (or successor in interest) stating that (i) the transaction is anticipated, (ii) the Committee’s determination with respect to each outstanding Award pursuant to this Section 11.2 and (iii) such instructions with respect to the Award and/or the exercise thereof as the Committee deems appropriate.

If an Award Agreement provides for immediate vesting upon a reorganization or other event specified in Section 11.2, then that provision shall govern and control the Award and the Committee’s discretion as set forth in this Section 11.2 shall be disregarded.

(b)    Adjustment Upon Changes in Capitalization. If the outstanding shares of Common Stock of the Company are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities of the Company, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Awards may be granted. A corresponding adjustment changing the number or kind of shares covered by an Award and the exercise prices per share allocated to unexercised Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Such adjustments shall be made without change in the total price applicable to the unexercised portion of any Option, but with a corresponding adjustment in the price for each Option. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of such adjustments, and fractional share interests shall be disregarded, except that they may be accumulated.
(c)    Compliance with Section 422. No adjustment or action described in this Section 11.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemption conditions of Rule 16b-3 under the Exchange Act unless the Committee determines that the Award is not to comply with such exemption conditions.
(d)    Authority to Engage in Corporate Transaction. The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(e)    Compliance With Section 409A. No action shall be taken under this Section 11.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.
(f)    Exercise Prior to Corporate Transaction. In the event of any pending stock dividend, stock split, Change in Control, combination or exchange of shares, distribution (other than normal cash dividends) of Company assets to stockholders, or any other change that affects the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.
11.3    Approval of Plan by Stockholders.  The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months of the date of the Board’s initial adoption of the Plan. Awards may be granted prior to such stockholder approval, provided that such Awards shall not be exercisable, and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted under the Plan shall thereupon be canceled and become null and void.
11.4    No Stockholders Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.
11.5    Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

11.6    Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees or Directors of the Company or any Subsidiary; or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
11.7    Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
11.8    Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
11.9    Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.
11.10    Deferral of Awards; Section 409A.

(a)      Deferral of Awards. Notwithstanding anything to the contrary elsewhere in the Plan, the Committee may establish one or more programs under the Plan to permit selected Holders the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Holder to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program, including compliance with Section 409A of the Code.

(b)     Section 409A. If the Committee determines that an Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may take any action that the Committee determines to be necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A of the Code.

11.11    No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
11.12    Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.
11.13    Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
11.14    Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
11.15    Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
11.16 Savings Clause. If any provision of the Plan is deemed invalid, the invalidity shall not affect other provisions of the Plan, which shall be given effect.
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SECRETARY’S CERTIFICATE OF ADOPTION

2015 Equity Incentive Award Plan

I, the undersigned, do hereby certify that:

1.    I am the duly elected or appointed and acting Secretary of United Security Bancshares; and

2.    The foregoing United Security Bancshares 2015 Equity Incentive Award Plan was duly adopted by the Board of Directors of United Security Bancshares at a meeting duly called as required by law and convened on the 7th day of February, 2015.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 7th day of February, 2015.

/s/ Robert G. Bitter
Roger G. Bitter, Secretary

SECRETARY’S CERTIFICATE OF
SHAREHOLDER APPROVAL

2015 Equity Incentive Award Plan

I, the undersigned, do hereby certify that:

1.    I am the duly elected or appointed and acting Secretary of United Security Bancshares; and

1.The United Security Bancshares 2015 Equity Incentive Award Plan was duly ratified by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s Common Stock at a meeting of the shareholders duly called and noticed as required by law and convened on the ___ day of ___________, 2015.

IN WITNESS WHEREOF, I have hereunto subscribed my name this ____ day of ____________, 2015.

/s/ Robert G. Bitter
Roger G. Bitter, Secretary